Exhibit 3.4

STEWART PROPERTY AGREEMENT
Nelson Area, British Columbia

THIS AGREEMENT is dated for reference the 25th day of July, 2001.

BETWEEN:

Mr. Jack Denny
Box 325
Salmo, B.C.
V0G 1Z0

and
Mr. Eric Denny,
Site 21, Comp 9, R.R. #1
Nelson, B.C., BC  V1L 5P4 and

(hereinafter collectively referred to as the “Optionors”)

OF THE FIRST PART

AND:

Emgold Mining Corporation, of
Suite 1400 – 570 Granville St.,
Vancouver, British Columbia  V6C 3P1

(hereinafter referred to as “Emgold” and/or the “Optionee”)

OF THE SECOND PART

WHEREAS:

A.

The Optionors, jointly as fifty percent (50%) to Jack Denny and fifty percent (50%) to Eric Denny, hold 100% right, title and interest in and to nine (9) mineral claims (82 units) located at latitude 49°14’N and longitude 117°20’W in the Nelson Mining Division near Nelson, British Columbia, more particularly described in Schedule “A” attached hereto (the “Property”).

B.

The Optionors desire to option the Property to Emgold and Emgold is desirous of optioning the said Property upon the terms and subject to the conditions herein contained.

NOW THEREFORE in consideration of the premises and of the mutual covenants and provisos herein contained, the parties hereto agree as follows:

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1.

ENTRY AND POSSESSION

From and after the execution hereof, Emgold and its employees and agents and any person duly authorized by Emgold shall have the sole and exclusive right subject to the provisions of section 9 (b) of this Agreement to:

(a)

enter upon the Property;

(b)

have exclusive and quiet possession thereof;

(c)

do such prospecting, exploration, development or other mining work thereon and thereunder as Emgold in its sole discretion may consider advisable;

(d)

bring upon and erect upon the Property such mining facilities as Emgold may consider advisable; and

(e)

remove from the Property and sell or otherwise dispose of any mineral products derived therefrom.

2.

OPTION AND WORK COMMITMENT

In consideration for 100% of the Optionors’ right, title and interest in the Property, subject to the provisions hereof, Emgold shall make payments of $150,000 and 200,000 shares to the Optionors over a six year period as follows:

(a)

Emgold agrees to make cash payments to the Optionors, as to 50% to Jack Denny and 50% to Eric Denny, as follows:

(i)

$5,000 upon Regulatory Approval of this agreement;

(ii)

a further $5,000 on or before six months following Regulatory Approval;

(iii)

a further $10,000 on or before the first anniversary date following Regulatory Approval;

(iv)

a further $15,000 on or before the 2nd anniversary date following Regulatory Approval;

(v)

a further $20,000 on or before the 3rd anniversary date following Regulatory Approval;

(vi)

a further $25,000 on or before the 4th anniversary date following Regulatory Approval;

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(vii)

a further $30,000 on or before the 5th anniversary date following Regulatory Approval; and

(viii)

a further $40,000 on or before the 6th anniversary date following Regulatory Approval.

(b)

Emgold agrees to issue and allot 200,000 common shares of Emgold Mining Corporation, issueable to the Optionors, as to 50% to Jack Denny and 50% to Eric Denny, as follows:

(i)

50,000 shares upon Regulatory Approval of this agreement;

(ii)

a further 50,000 shares on or before the 1st anniversary date subject to section 26.2;

(iii)

a further 50,000 shares on or before the 2nd anniversary date subject to section 26.2; and

(iv)

a further 50,000 shares on or before the 3rd anniversary date subject to section 26.2.

(c )

To maintain its option Emgold agrees to incur total exploration expenditures on the Property of $49,200 as follows:

(a)

$16,400 by the end of year one following Regulatory Approval;

(b)

$32,800 by the end of year two following Regulatory Approval.

3.

ACQUISITION OF INTEREST

Upon the completion by Emgold of the cash and share payments set out in section 2, Emgold shall have earned an undivided 100% interest in and to the Property, subject only to the royalty interest reserved to the Optionors pursuant to section 5.

4.

TERMINATION OF AGREEMENT

The following events shall be deemed to constitute defaults for the purposes of section 14 and shall (subject to the provisions of section 14) entitle the Optionors to terminate this Agreement if Emgold has not obtained the Regulatory Approval provided for in section 26 within the time limitation therein specified.

Upon termination of this Agreement by the Optionors pursuant to this section 4 the provisions of section 11 shall apply.

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5.

ROYALTY INTEREST OF THE OPTIONORS

The Optionors shall be entitled to receive and Emgold shall pay to the Optionors a royalty equal to 3% of Net Smelter Returns as defined in section 6 (the “Royalty”); PROVIDED THAT Emgold shall have the right to purchase two-thirds of the Royalty (thus reducing it to 1% of Net Smelter Returns) for the sum of $1,000,000.  Pursuant to a prior arrangement fully consented to by the Optionors and M.A. Kaufman (of P.O. Box 14336, Spokane, Washington, U.S.A. 99214) all payments related to the N.S.R. Royalty contemplated herein shall be divided between Jack Denny (as to 45%), Eric Denny (as to 45%) and M.A. Kaufman (as to 10%).

If at any time the Optionors wish to sell or assign the Royalty the Optionors agree to give Emgold a 30 day right of first purchase to acquire such interest provided that the Optionors shall not thereafter offer the Royalty to a third party on terms less favourable than those offered to Emgold.

6.

ROYALTY PAYMENT DEFINED

6.1

“Net Smelter Returns” shall mean all proceeds, received or deemed received from any mint, smelter, refinery, reduction works or other purchaser from the sale of ores, metals, concentrates or other mineral products produced or deemed to be produced from the Property after deducting from such proceeds, to the extent that they are actually incurred and were not deducted by the purchaser, in computing payment;  sampling and assaying; treatment, smelting and refining charges; penalties; costs of transportation of ores, metals, concentrates or other mineral products from the Property to any mint, smelter, refinery, reduction works or other purchaser; insurance on such ores, metals, concentrates or other mineral products.

6.2

The amount of Net Smelter Returns shall be calculated as follows:

(a)

For gold produced from the Property, the Net Smelter Returns shall be calculated by determining, without duplication, the number of ounces of fine gold delivered to or to the order of the Optionees by, purchased, or out turned to the Optionees pool account or accounts by, any mint or refinery and the number of ounces of gold otherwise sold to any purchase during any calendar quarter and multiplying such number of ounces by the average of the daily London Bullion Brokers PM Gold Fixing during such quarter, less the deductions specified in paragraph 6.1, as applicable.

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(b)

For silver produced from the Property the Net Smelter  Returns shall be calculated by determining, without duplication, the number of ounces of silver delivered to or to the order of the Optionees by, purchased, or out turned to the Optionees pool account or accounts by, any mint or refinery and the number of ounces of silver otherwise sold to any purchaser during any calendar quarter and multiplying such number of ounces by the average of the daily Handy & Harmon Noon Silver Quotation during such quarter, less the deductions specified in paragraph 6.1, as applicable.

(c)

For minerals other than gold and silver produced from the Property the Net Smelter Returns shall be calculated based on the amounts actually received during any calendar quarter from the sale of ores, metals, concentrates or other mineral products, less the deductions specified in paragraph 6.1, as applicable.

(d)

The amount of the Net Smelter Returns calculated in respect of any calendar quarter shall be paid by the Optionees to the Optionors within thirty (30) days of the end of the quarter.  Payments shall be made in Canadian dollars and amounts shall be calculated in U.S. dollars and converted into Canadian dollars at the exchange rate, prevailing on the last business day of the calendar quarter in respect of which the Net Smelter Returns are payable.  Payments of Net Smelter Returns shall be accompanied by detailed calculations and supporting documentation showing the amounts payable.

(e)

For the purposes of subparagraph (a) and (b) above, the average price of gold or silver for any calendar quarter shall be determined by dividing the sum of all daily prices posted during the quarter that the prices were posted.  The posted price shall be obtained from the Wall Street Journal, Reuters, E & MJ or another reliable source.

6.3

Payments of Net Smelter Returns for a calendar year shall be subject to adjustment within six (6) months after the end of the calendar year based on an audit.  The year end calculation of Net Smelter Returns shall be audited by a national firm of chartered accountants designated by Emgold or its assignee(s) (which may be the auditor of Emgold or its assignee(s)) and:

(a)

copies of the audited reports shall be delivered to Emgold or its assignee(s) and the Optionors by the chartered accounting firm; and

(b)

either party shall have three (3) months after receipt of any audited report to object thereto in writing to the other party, and failing such objection, such report shall be deemed correct; and

(c)

in the event of a re-audit, all costs relating to such re-audit shall be paid by Emgold or its assignee(s) unless the re-audit was required by the Optionors and the original audit is found to be substantially correct, in which case such costs shall be paid by the Optionors.

7.

TRANSFER OF PROPERTY

Concurrently with the execution of this Agreement the Optionors shall deliver to Emgold duly executed transfers of the Property which Emgold shall be entitled to record at all such places of record as may be appropriate or desirable to effect the legal transfer of the Property to Emgold; PROVIDED THAT until Emgold has acquired the right, title and interest of the Optionors in the Property pursuant to section 3, Emgold shall hold the Property subject to the terms of this agreement, it being understood that the transfer of legal title pursuant to this paragraph is for administrative convenience only and not a transfer of beneficial interest.

8.

EXCLUSION OF PROPERTY

Emgold shall have the right at any time and from time to time to exclude from this Agreement any one or more parts of the Property as may be permitted by regulation by written notice to the Optionors of its election so to do; PROVIDED THAT any part of the Property so excluded shall be in good standing for 12 months, free and clear of all liens and encumbrances, AND PROVIDED FURTHER that Emgold, if requested by the Optionors in writing, shall deliver to the Optionors recordable transfers of the part of the Property so excluded in favour of the Optionors.

9.

COVENANTS OF EMGOLD

During the currency of this Agreement, Emgold shall:

(a)

carry out and record work for assessment purposes and as required to maintain the Property in good standing and will file all property work for assessment purposes up to a maximum of ten years assessment credits;

(b)

permit the Optionors, or its representative, duly authorized by it in writing, at its own risk and expense, access to the Property at all reasonable times and to all records prepared by Emgold in connection with work done on or with respect to the Property, PROVIDED the Optionors shall not, without the prior written consent of Emgold, such consent not to be unreasonably withheld, disclose any information obtained by it or communicated to it, to any third party except as may be required by regulatory bodies having jurisdiction;

(c)

furnish to the Optionors as soon as practical in each year a comprehensive written report on the work carried out by Emgold on or with respect to the Property during the preceding year and results obtained;

(d)

provide the Optionors with copies of all news releases relating to the Property;

(e)

conduct all reclamation work on the Property for which Emgold is responsible.; and

(f)

be solely responsible to contact surface property owners and negotiate its access to the surface of the property.

10.

COVENANTS OF THE OPTIONORS

The Optionors covenant with and represent and warrant to Emgold that:

(a)

the Optionors are the legal and beneficial owners of the Property;

(b)

the Property has been duly and validly located and recorded in accordance with the applicable laws of British Columbia and are valid and subsisting mineral claims as of the date of execution and delivery of this Agreement;

(c)

the Property is in good standing, free and clear of all liens, charges and encumbrances and not subject to any environmental liabilities or Indian land claims;

(d)

the Optionors have the exclusive right and authority to enter into this Agreement and to dispose of the Property in accordance with the terms hereof, and that no other person, firm or corporation has any proprietary or other interest in the same;

(e)

the Optionors will provide Emgold with all reference material, reports, and data in the Optionors possession which is pertinent to the Property; and

(f)

a portion of the property is subject to existing rights of surface owners.

The representations and warranties of the Optionors herein before set out form a part of this Agreement and are conditions upon which Emgold has relied in entering into this Agreement and shall survive the acquisition of the Property by Emgold.

The Optionors will indemnify and save Emgold harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition contained in this Agreement.  The Optionors acknowledge and agree that Emgold has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement and that no information which is now known or which may hereafter become known to Emgold or its officers, directors or professional advisors shall limit or extinguish the right to indemnify hereunder.  Emgold may deduct the amount of any such loss or damage from any amounts payable by it to Emgold hereunder.

11.

TERMINATION PRIOR TO ACQUISITION OF PROPERTY

If this Agreement is terminated, Emgold shall:

(a)

quit claim all interest in the Property to the Optionors, and (if necessary) re-transfer to the Optionors at no cost to the Optionors 100% undivided right, title and interest in the Property, free and clear of all liens and encumbrances, and in good standing with respect to the performance of assessment work for at least one (1) year;

(b)

deliver to the Optionors as soon as possible after receipt of written request from the Optionors copies of all reports, maps, drill logs, assay results and any other relevant technical data compiled by Emgold with respect to the Property; and

(c)

subject also to the approval of surface rights owners where applicable, remove from the Property within twelve (12) months of the effective date of termination all mining facilities erected, installed or brought upon the Property by or at the instance of Emgold, and any mining facilities remaining on the Property after the expiration of the said period shall, without compensation to Emgold, become the property of the Optionors.

12.

ADDITIONAL TERMINATION

In addition to any other termination provisions contained in this Agreement, Emgold shall at any time have the right to terminate this Agreement without liability therefore by giving written notice of such termination to the Optionors, and in the event of such termination this Agreement, save and except for the provisions of section 11 hereof, and subject to the obligations of Emgold arising from termination, shall be of no further force and effect.

13.

FORCE MAJEURE

If Emgold is prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of Emgold, the time limited for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay.  Emgold, insofar as is possible, shall promptly give written notice to the Optionors of the particulars of the reasons for any prevention or delay under this section, and shall take all reasonable steps to remove the cause of such prevention or delay and shall give written notice to the Optionors as soon as such cause ceases to subsist.

14.

DEFAULT

Notwithstanding anything in this Agreement to the contrary, if Emgold should be in default in performing any requirement herein set forth the Optionors shall give written notice to Emgold specifying the default and Emgold shall not lose any rights granted under this Agreement, unless, within sixty (60) days after the giving of a notice of default by the Optionors, Emgold has failed to take reasonable steps to cure the default by the appropriate payment or performance, (Emgold hereby agreeing that should it so commence to cure any defect it will prosecute the same to completion without undue delay); and if Emgold fails to take reasonable steps to cure any such default, the Optionors shall be entitled thereafter to terminate this Agreement and the provisions of section 11 shall then be applicable, and to seek any remedy it may have on account of such default.

15.

NOTICE

Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered or if mailed by registered mail in Canada (save and except during the period of any interruption in the normal postal service within Canada) or sent by fax, in the case of the Optionors addressed as follows:

Jack Denny Box 325 and

                                                                        Eric Denny
Salmo, BC  V0G 1Z0

Site 21, Comp 9, R.R. #1,Nelson,B.C.,V1L 5P4

5P4

Telephone No.:

(250) 357-2257

                                                    -10-

and in the case of Emgold addressed as follows:

P.O. Box 10435
Suite 1400 – 570 Granville Street
Vancouver, BC  V6C 3P1

Telephone No.:

(604)  687-4622
Fax No.:                       (604)  687-4212

and any notice given as aforesaid shall be deemed to have been given, if delivered, when delivered, if faxed, when received, or if mailed, or telegraphed, on the third business day after the date of mailing or telegraphing thereof.  Either party may from time to time by notice in writing change its address for the purpose of this section.

16.

LIMITATION OF LIABILITIES OF EMGOLD

Except as specifically provided otherwise, nothing herein contained shall be construed as obligating Emgold to do any acts or make any payments hereunder and any act or acts, or payment or payments as shall be made hereunder shall not be construed as obligating Emgold to do any further act or make any further payment.  If this Agreement is terminated Emgold shall not be bound thereafter in debt, damages or otherwise under this Agreement save and except as provided for in section 11 and with respect to obligations arising from termination; and all payments theretofore paid by Emgold shall be retained by the Optionors in consideration for entering into this Agreement and for the rights conferred on Emgold thereby.

17.

PAYMENTS

Any payments to the Optionors which Emgold may make under the terms of this Agreement shall be in Canadian funds and shall be deemed to have been well and sufficiently made in timely manner if cheques drawn on a Canadian chartered bank, payable to the Optionors are mailed to the Optionors at the address stipulated for receiving notices hereunder by prepaid mail from a point in Canada on or before the date such payment is to be made.

18.

FURTHER ASSURANCES

The parties hereto agree to execute all such further or other assurances and documents and to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Agreement.

19.

TIME OF ESSENCE

Time shall be of the essence of this Agreement.

20.

TITLES

The titles to the respective sections hereof shall not be deemed as part of this Agreement but shall be regarded as having been used for convenience only.

21.

AREA OF INTEREST

During the term of this Agreement, any mineral claim lease, or other mineral right acquired by or on behalf of either party, any portion of which is within 2.0 km from the present outside boundaries of the Property shall be deemed to have been acquired on behalf of and for the benefit of the parties, and shall be included as the Property under the terms of this Agreement.

22.

SUCCESSORS AND ASSIGNS

This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors, and assigns.

23.

ARBITRATION

If any question, difference or dispute shall arise between the parties or any of them in respect of any matter arising under this Agreement or in relation to the construction hereof the same shall be determined by the award of three arbitrators to be named as follows:

(a)

the party or parties sharing one side of the dispute shall name an arbitrator and give notice thereof to the party or parties sharing the other side of the dispute;

(b)

the party or parties sharing the other side of the dispute shall, within fourteen (14) days of receipt of the notice, name an arbitrator; and

(c)

the two arbitrators so named shall, within fifteen (15) days of the naming of the latter of them, select a third arbitrator.

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The decision of the majority of these arbitrators shall be made within thirty (30) days after the selection of the latter of them.  The expense of the arbitration shall be borne equally by the parties to the dispute.  If the parties on either side of the dispute fail to name their arbitrator within the time limited or to proceed with the arbitration, the arbitrator named may decide the question.  The arbitration shall be conducted in accordance with the provisions of the Commercial Arbitration Act of the Province of British Columbia, and the decision of the arbitrator or a majority of the arbitrators, as the case may be, shall be conclusive and binding upon all the parties.

24.

GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia.

25.

PRIOR AGREEMENTS

This Agreement supercedes and replaces all prior agreements between the parties hereto with respect to the Property, which said prior agreements shall be deemed to be null and void upon the execution hereof.

26.

REGULATORY APPROVALS

26.1

This Agreement shall be subject to the approval of the Canadian Venture Exchange on or before the 25th day of October, 2001.

26.2

Each allotment and issuance of shares of Emgold to the Optionors as described in sections 2 (b) (ii) (iii) and (iv) shall be subject to the acceptance by the Canadian Venture Exchange.  A geological report may be required summarizing work done on the Property for the previous year and recommending further work on the Property.

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IN WITNESS WHEREOF the parties hereto have hereunto executed these presents as of the day and year first above written.

SIGNED by JACK DENNY in the presence of: Name: Linda Dandy Address: Box 5036 City: Lac Le Jeune, BC Occupation: Geologist	) ) ) ) ) ) ) ) ) )	/s/ Jack Denny JACK DENNY

SIGNED by ERIC DENNY in the presence of: Name: Linda Dandy Address: Box 5036 City: Lac Le Jeune, BC Occupation: Geologist	) ) ) ) ) ) ) ) ) )	/s/ Eric Denny ERIC DENNY

THE CORPORATE SEAL OF EMGOLD MINING CORPORATION was hereunto affixed in the presence of: /s/ Frank A. Lang /s/ Sargent H. Berner	) ) ) ) ) ) ) ) )	Sealed

Schedule "A"

Referred To In The Agreement Dated For Reference The 25th  Day Of july, 2001 Between Mr. Jack Denny, Mr. Eric Denny And Emgold Mining Corporation.

Claim	Number	Units	Anniversary	Expiry
FREE SILVER, RUBY	232633	1	April 18	2004
ROYAL	2322634	1	April 18	2003
STEWART 1	232635	20	April 18	2002
STEWART 2	232636	20	April 18	2002
STEWART 3	232637	8	April 18	2002
STEWART 5	232697	3	April 18	2003
STEWART 6	232698	16	April 18	2003
STEWART 7	232699	12	April 18	2003
FAIRVIEW	234612	1	April 18	2002

Being nine mineral claims (82 units) situated in the Nelson Mining Division, in the Province of British Columbia.